65 West Watkins Mill Road
Gaithersburg, MD 20878
tel: 240-632-0740
fax: 240-632-0735
www.genvec.com

Contact:
Jeffrey W. Church
CFO, Treasurer & Secretary
(240) 632-5510
jchurch@genvec.com

GENVEC REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS

GAITHERSBURG, MD (August 8, 2006) - GenVec, Inc. (Nasdaq:GNVC), today announced its financial results for the second quarter ended June 30, 2006. GenVec reported a net loss of $4.1 million ($0.06 per share) for the quarter ended June 30, 2006 compared to a net loss of $3.0 million ($0.05 per share) in the comparable quarter of 2005. For the six months ended June 30, 2006, the Company reported a net loss of $8.2 million ($0.13 per share), as compared to a net loss of $6.4 million ($0.12 per share) for the comparable six-month period in 2005. The increase in the net loss was primarily due to higher internal costs associated with the late stage clinical development of GenVec’s lead product candidate, TNFerade, for the treatment of cancer. GenVec ended the second quarter of 2006 with $25.2 million in cash and investments.

Revenue for the second quarter ended June 30, 2006 was $5.2 million as compared to $7.3 million for the same period last year. Revenue for the six months ended June 30, 2006 was $11.1 million as compared to $11.9 million in the comparable six-month period in 2005. Revenue was derived primarily from the Company’s funded research and development programs with the National Institutes of Health (NIH), the United States Naval Medical Research Center, The United States Department of Defense and the United States Department of Agriculture, all of which use GenVec’s proprietary technology for the development of clinical grade vaccine candidates, and our collaboration with Fuso Pharmaceutical Industries for the development of a targeted cancer therapy. The decrease in revenue for the current quarter and first six months of 2006 was primarily due to the successful completion in January 2006 of clinical material production under our malaria vaccine development contract with the United States Navy and lower billings under the HIV vaccine development contract funded by the NIH resulting from the timing of clinical production and product testing activities.

Operating expenses for the second quarter ended June 30, 2006 decreased 5 percent to $9.9 million as compared to $10.4 million for the same period in 2005 due to the timing of certain pass through costs under the NIH contract. For the six-month period ended June 30, 2006, operating expenses increased $1.6 million (9 percent) to $20.1 million as compared to $18.5 million for the same period in 2005. The increase was primarily due to the higher clinical costs related to our TNFerade™ clinical trial, increased patent and legal costs and stock-based compensation expense recorded in connection with the Company’s adoption of SFAS No. 123(R).

“These results reflect our continued clinical progress and successful vaccine development programs, which are also providing funding for our lead clinical product, TNFerade™,” said Jeffrey W. Church, GenVec’s chief financial officer. “We are expanding clinical site participation and patient enrollment in the TNFerade clinical program, and look forward in the year ahead to reporting on the emerging safety and efficacy data from both our TNFerade and vaccine clinical trials.”

Webcast and Conference Call Information

GenVec will host its quarterly conference call at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) today. The live conference call will be accessible via GenVec’s website at www.genvec.com under Webcasts & Data or by telephone at 866 356 4123 (U.S. or Canada) or 617 597 5393 (international); access code 86843016. An archive of the conference call will be available on GenVec’s website approximately one hour after the event for 30 days.

GenVec is a biopharmaceutical company developing novel gene-based therapeutic drugs and vaccines. Additional information on GenVec is available at its website at www.genvec.com and in the Company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues, operating expenses, and clinical developments are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by GenVec to secure and maintain relationships with collaborators; risks relating to the early stage of GenVec’s product candidates under development; uncertainties relating to clinical trials; risks relating to the commercialization, if any, of GenVec’s proposed product candidates; dependence on the efforts of third parties; dependence on intellectual property; competition for clinical resources and patient enrollment from drug candidates in development by other companies with greater resources and visibility, and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

GenVec, Inc.
Condensed Statements of Operations
(in thousands, except per share data)

	Three Months Ended June 30, 2006 2005 (Unaudited)		Six Months Ended June 30, 2006 2005 (Unaudited)
Revenue from strategic alliances and research contracts	$5,159	$7,348	$11,082	$11,897
Operating expenses:
Research and development	7,132	8,205	15,039	14,111
General and administrative	2,739	2,204	5,106	4,403
Total operating expenses	9,871	10,409	20,145	18,514
Loss from operations	(4,712)	(3,061)	(9,063)	(6,617)

Interest income	660	193	987	379
Interest expense	(50)	(88)	(88)	(176)
Net loss	$(4,102)	$(2,956)	$(8,164)	$(6,414)

Basic and diluted net loss per share	$(0.06)	$(0.05)	$(0.13)	$(0.12)

Shares used in computing basic and diluted net loss per share	63,719	55,683	63,712	55,659

GenVec, Inc. Selected Balance Sheet Information (in thousands)
	June 30, 2006	December 31, 2005
	(Unaudited)
Cash and investments	$25,158	$31,999
Working capital	22,609	30,477
Total assets	32,849	41,901
Stockholder’s equity	23,158	31,422

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